Exhibit 10.3
OLD REPUBLIC INTERNATIONAL CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
(2022 INCENTIVE COMPENSATION PLAN)

THIS RESTRICTED STOCK AWARD AGREEMENT, (this “Agreement”), dated as of [ ] (the “Date of Grant”), is made by and between Old Republic International Corporation, a Delaware corporation (the “Company”), and [ ] (the “Grantee” or “you” or “your”).
WHEREAS, Grantee is employed by the Company or an Affiliate;
WHEREAS, as a matter of separate inducement and agreement in connection with Grantee’s employment, and not in lieu of any salary or other compensation for Grantee’s services, the Company desires to enter into this Agreement with Grantee; and
WHEREAS, the Company desires to grant to the Grantee, subject to the restrictions set forth herein and the Company’s 2022 Incentive Compensation Plan (the “Plan”), the number of shares of the Company’s Stock (the “Restricted Stock”), as set forth below.
NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I
GRANT OF RESTRICTED STOCK
As of the Date of Grant, the Company hereby grants to you [ ] shares (the “Shares”) of Restricted Stock (the “Award”) valued at $[ ] at market close on [ ], on the terms and conditions set forth in this Agreement.
ARTICLE II
TERMS AND CONDITIONS OF AWARD
The grant of Restricted Stock provided in Article I shall be subject to the following terms, conditions and restrictions:
2.1    Plan.  This Award is issued under the Plan and is subject to the terms and conditions set forth in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control. Any capitalized term used in this Agreement that is not defined herein shall have the meaning set forth in the Plan. You acknowledge receiving a copy of the Plan.
2.2    Certificate; Book Entry Form; Legend.  The Company shall issue the Shares of Restricted Stock either (a) in certificate form or (b) in book entry form, registered in your name, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the Award. You agree that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:
This certificate and the shares of stock represented hereby are subject to the terms and conditions, including restrictions against transfer (the “Restrictions”), contained in the agreement entered into between the registered owner and the Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

2.3    Vesting Schedule; Stockholder Rights.  The Restricted Stock shall vest with respect to one-third of the Shares on the first anniversary of the Date of Grant, two-thirds of the Shares on the second anniversary of the Date of Grant and all of the Shares on the third anniversary of the Date of Grant (the “Restricted Period”). Subject to the restrictions set forth in Section 2.4, as of the date of issuance you shall have all the rights of a stockholder with respect to the Shares, including without limitation, the right to vote the shares and to receive any dividends or other distributions paid or made with respect to such Shares; provided, however, that any dividends or other distributions shall solely be accrued during the Restricted Period and paid once the restrictions lapse under Section 2.4. If you are an employee of the Company and/or its Affiliates, then the Restricted Stock will become fully vested upon the first to occur of one of the following events: (i) your retirement due to Disability, (ii) your death, or (iii) the Company divests the Affiliate that employs you as described in the Plan. In addition, if you are an employee of the Company and/or its Affiliates and you retire in good standing on or after attaining age 65 and with 10 years of service with the Company and/or its Affiliates, the Shares will continue to vest for the remainder of the Restricted Period subject to your ongoing compliance with any restrictive covenants contained in any agreement with, or any plan, policy, or program of, the Company and/or its Affiliates. The Plan contains additional terms that apply upon the consummation of a Change of Control that depend on whether this Award is assumed or not in the transaction.
2.4    Restrictions on Sale or Transfer. Subject to the provisions of this Agreement, the Shares and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period. Any attempt to dispose of any Shares in contravention of the above restriction shall be null and void and without effect. The restrictions in this Section 2.4 shall lapse with respect to the Shares in accordance with the vesting schedule in Section 2.3. Upon the lapse of restrictions relating to any Shares, the Company shall, as applicable, either remove the notations on any such Shares issued in book-entry form or deliver to you or your personal representative a stock certificate representing a number of shares of Stock, free of the restrictive legend described in Section 2.2, equal to the number of Shares with respect to which such restrictions have lapsed. If certificates representing such Shares shall have theretofore been delivered to you, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended Shares.
2.5    Forfeiture.  Unless otherwise provided in Section 2.3 or in the Plan, in the event of the severance of your employment relationship between the Company and all Affiliates for any reason prior to the lapsing of restrictions in accordance with Section 2.4 with respect to any portion of the Restricted Stock granted hereunder, such portion of the Restricted Stock held by you shall be automatically forfeited by you as of the date of termination. Any Shares of Restricted Stock forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither you nor any of your successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares. If certificates for any such Shares containing restrictive legends shall have theretofore been delivered to you (or your legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.
2.6    Section 83(b) Election. The Restricted Stock subject to this Agreement is intended to constitute a grant of restricted property subject to taxation under Section 83 of the Code. You agree to seek the advice of a tax advisor as to the advisability of making a Section 83(b) election (which election would have to be made no later than thirty (30) days after the Date of Grant), the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Award of Restricted Stock under federal, state, and any other laws that may be applicable. As described further in Section 3.6 below, the

Company and its Affiliates and agents have not and are not providing any tax advice to you. You must notify the Company’s Chief Executive Officer prior to filing a Section 83(b) election for this Award.
ARTICLE III
MISCELLANEOUS
3.1    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the shares of Restricted Stock, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.2    Form 10K and 10Q. You acknowledge having received (or having accessed through the SEC’s EDGAR website) a copy of the Company’s most recent Form 10K and 10Q and accept the Award of Restricted Stock subject to all the provisions of this Agreement.
3.3    Receipt of Plan. Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions of the Plan. By accepting this Award, Grantee acknowledges and agrees that Grantee has reviewed the Plan in its entirety and has had an opportunity to obtain the advice of counsel prior to executing this Agreement and accepting the Award. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan or this Agreement.
3.4    Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in your case, to your address appearing on the books of the Company or to your residence or to such other address as you may designate in writing.
3.5    Electronic Delivery; Online Portal. By accepting this Award, Grantee consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or Fidelity (or any successor administrator designated by the Company).
3.6    No Tax, Legal, or Financial Advice. The Company and its Affiliates are not providing any tax, legal or financial advice, nor are the Company and its Affiliates making any recommendations regarding your acquisition or sale of the underlying shares of Stock. You acknowledge that you are subject to the restrictions on trading in shares of Stock, including, without limitation, the Shares underlying this Award, set forth in the applicable Corporate Policy and Practice Memorandum included with the materials relating to this Award or this Agreement. You should consult with your own personal tax, legal and financial advisors. You acknowledge that the ultimate liability for all taxes related to this Award is and remains your responsibility. Such tax liability may exceed any amount actually withheld by the Company, if any, pursuant to the terms of the Plan.
3.7    No Employment or Service Obligation.  Nothing contained in this Agreement shall (a) confer upon Grantee any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (b) interfere in any way with the right of the Company or any Affiliate to terminate Grantee’s employment or consulting or advisory relationship at any time.
3.8    Adjustment. The number of shares of Stock subject to this Agreement are subject to adjustment as provided for in the Plan.
3.9    Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to you and your beneficiaries, executors, administrators, heirs and successors.
3.10    Invalid Provision.  The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
3.11    Amendment.  Grantee further acknowledges and agrees that this Agreement may not be modified, amended or revised except as provided in the Plan.
3.12    Entire Agreement and Clawback/Recovery.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto. This Agreement and the Shares granted hereunder are subject to recoupment in accordance with any clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in this Agreement or on the Shares as the Committee determines necessary or appropriate including, but not limited to, a reacquisition right in respect of previously acquired shares of stock or other cash or property upon the occurrence of a Grantee’s termination of employment for Cause. As of the Date of Grant, the Company’s clawback policy provides, to the extent permitted by law, that the Company will seek to recoup any incentive-based compensation, including Awards under the Plan, paid to any current or former executive officer if: (a) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (b) the Board determines that such executive officer engaged in misconduct that resulted in the obligation to restate, and (c) a lower payment would have been made to the executive officer based upon the restated financial results.
3.13    Governing Law.  The provisions of this Agreement shall be construed, administered, and governed under the laws of the state of Delaware and applicable federal law. Notwithstanding any other provision of this Agreement or the Plan, the Company shall have no liability to issue any shares under this Agreement or the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
3.14    Headings.  Headings of Articles and Sections are included for convenience of reference only and do not constitute part of this Agreement and shall not be used in construing the terms of this Agreement.
3.15    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the [ ] day of [ ].

Company: Old Republic International Corporation		Grantee: [ ]

By:
	Signature		Signature

Title:		Date:

Date:

Attachment I: 2022 Incentive Compensation Plan

Signature Page to Restricted Stock Award Agreement

Attachment I
2022 INCENTIVE COMPENSATION PLAN

(attached)